Exhibit 10.19

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (“Agreement”) is made and entered into as of the 7th day of January, 2019, by and between AAR CORP., a Delaware corporation (the “Company”), and Sean M. Gillen (“Employee”).

WHEREAS, the Company employs Employee in the capacity of Vice President and Chief Financial Officer; and

WHEREAS, the Company and Employee desire to enter into an Agreement as herein set forth to reflect certain mutually agreed terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the parties hereto agree as follows:

1.                                      Employment.  Employee will continue employment with the Company as an at-will employee subject to the terms and conditions hereinafter set forth.

2.                                      Duties.  During the continuation of Employee’s employment, Employee shall:

(a)                                 Well and faithfully serve the Company and do and perform assigned duties and responsibilities in the ordinary course of Employee’s employment and the business of the Company (within such limits as the Company may from time to time prescribe), professionally, faithfully and diligently.

(b)                                 Devote Employee’s full time, energy and skill to the business of the Company and Employee’s assigned duties and responsibilities, and to the promotion of the best interests of the Company; provided that Employee shall not (to the extent not inconsistent with Section 5 below) be prevented from (a) serving as a director of any corporation consented to in advance in writing by the Company, (b) engaging in charitable, religious, civic or other non-profit community activities, or (c) investing his personal assets in such form or manner as will not require any substantial services on Employee’s part in the operation or affairs of the business in which such investments are made or which would detract from or interfere or cause a conflict of interest with performance of Employee’s duties hereunder.

(c)                                  Observe all policies and procedures of the Company in effect from time to time applicable to employees of the Company including, without limitation, policies with respect to employee loyalty and prohibited conflicts of interest.

3.                                      Benefits.  Employee shall be entitled to participate, according to the eligibility provisions of each, in such welfare plans (including but not limited to medical, dental, life, accident and disability insurance programs), vacation, retirement plans and other fringe benefits as may be in effect from time to time and available to other officers of the Company during Employee’s employment term.  Employee shall also be entitled to participate in such additional executive fringe benefits as may be authorized from time to time by the President and Chief Executive Officer of the Company.  Employee shall be eligible to participate in the Company’s Supplemental Key Employee Retirement Plan (the “SKERP”).

4.                                      Confidential Information, Assignment of Inventions.

(a)                                 Employee acknowledges that the trade secrets, confidential information, secret processes and know-how developed and acquired by AAR CORP. and its affiliates or subsidiaries (together the “Affiliated Companies”) are among their most valuable assets and that the value of such information may be destroyed by unauthorized disclosure.  All such trade secrets, confidential information, secret processes and know-how imparted to or learned by Employee in the course of his employment with respect to the business of the Affiliated Companies (whether acquired before or after the date hereof) will be deemed to be confidential and will not be used or disclosed by Employee, except to the extent necessary to perform Employee’s duties and, in no event, disclosed to anyone outside the employ of the Affiliated Companies and their authorized consultants and advisors, unless (i) such information is or has been made generally available to the public, (ii) disclosure of such information is required by law in the opinion of Employee’s counsel (provided that written notice thereof is given to Company as soon as possible but not less than 24 hours prior to such disclosure), or (iii) express written authorization to use or disclose such information has been given by the Company.  If Employee ceases to be employed by the Company for any reason, Employee shall not take any electronically stored data, documents or other papers containing or reflecting trade secrets, confidential information, secret processes, know-how, or computer software programs from Company.  Employee acknowledges that Employee’s employment hereunder will place Employee in a position of utmost confidence and that Employee will have access to confidential information concerning the operation of the business of the Affiliated Companies, including, but not limited to, manufacturing methods, developments, secret processes, know-how, computer software programs, costs, prices and pricing methods, sources of supply and customer names and relations.  All such information is in the nature of a trade secret and is the sole and exclusive property of the Affiliated Companies and shall be deemed confidential information for the purposes of this paragraph.  Nothing herein shall prohibit Employee from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation.  However, if Employee is required by subpoena or other legal process to disclose confidential information, Employee first shall notify the Company promptly upon receipt of the subpoena or other notice, unless otherwise required by law.

(b)                                 Employee hereby assigns to the Company all rights that Employee may have as author, designer, inventor or otherwise as creator of any written or graphic material, design, invention, improvement, or any other idea or thing whatever that Employee may write, draw, design, conceive, perfect, or reduce to practice during employment with the Company or within 120 days after termination of such employment, whether done during or outside of normal work hours, and whether done alone or in conjunction with others (“Intellectual Property”), provided, however, that Employee reserves all rights in anything done or developed entirely by Employee on Employee’s own personal time and without the use of any Company equipment, supplies, facilities or information, or the participation of any other Company employee, unless it relates to the Company’s business or reasonably anticipated business, or grows out of any work performed by Employee for the Company.  Employee will promptly disclose all such Intellectual Property developed by Employee to the Company, and fully cooperate at the Company’s request and expense in any efforts by the Company or its assignees to secure protection for such Intellectual Property by way of domestic or foreign patent, copyright, trademark or service mark registration or otherwise, including executing specific assignments or such other documents or taking such further action as may be considered necessary to vest title in Company or its assignees and obtain patents or copyrights in any and all countries.

5.                                      Non-Compete; Severance.

(a)                                 Employee agrees that during Employee’s continuation of employment with the Company and for one (1) year thereafter so long as the Company makes severance payments to Employee pursuant to subsections 5(b) or 5(c) below, Employee shall not, without the express written consent of the Company, either alone or as a consultant to, or partner, employee, officer, director, or stockholder of any organization, entity or business, (i) take or convert for Employee’s personal gain or benefit or for the benefit of any third party, any business opportunities which may be of interest to the Company or any Affiliated Company which Employee becomes aware of during the term of his employment; (ii) engage in direct or indirect competition with the Company or any Affiliated Company within 100 miles of any location within the United States of America or any other country where the Company or any Affiliated Company does business from time to time during the term hereof; (iii) solicit in connection with any activity which is competitive with any of the businesses of the Company or any Affiliated Company, any customers of the Company or any Affiliated Company; (iv) solicit for employment any sales, marketing or management employee of Company or any Affiliated Company or induce or attempt to induce any customer or supplier of the Company or any Affiliated Company to terminate or materially change such relationship.  Company and Employee acknowledge the reasonableness of the foregoing covenants not to compete and non-solicitation, including but not limited to the geographic area and duration of time which are a part hereof, and further, that the restrictions stated in this Section 5 are reasonably necessary for the protection of Employer’s legitimate proprietary interests.  This covenant not to compete may be enforced with respect to any geographic area in which the Company or any Affiliated Company does business during the term hereof.  Nothing herein shall prohibit Employee from being the legal or equitable holder, solely for investment purposes, of less than 5% of the capital stock of any publicly held corporation which may be in direct or indirect competition with the Company or any Affiliated Company.

(b)                                 The Company will pay Employee, upon termination of Employee’s employment by the Company prior to a Change in Control (as defined in 7(c)(i) below) for any reason other than Cause (as defined in 7(c)(iv) below), severance each month for 12 months, in an amount (subject to applicable withholding) equal to 1/12 of Employee’s then current base salary; and further, if the Company pays discretionary bonuses to its officers for the fiscal year in which Employee’s employment is terminated, Employee will be paid a bonus in a lump sum at the time any such bonuses are paid to other officers or at such time as the severance period is complete, whichever is later (with interest at prime rate plus one percentage point from the earlier of such dates), for the completed fiscal year preceding termination if such bonus has not been paid prior to termination, and for the fiscal year in which employment is terminated, prorata for the period prior to termination of employment based on Employee’s performance during such period; provided, however, that all such monthly payment obligations shall terminate immediately upon Employee obtaining full time employment in a comparable position in terms of salary level, and all such payment obligations shall terminate or lapse immediately upon any breach by Employee of Section 4 or 5(a) of this Agreement.

(c)                                  If Employee terminates Employee’s employment or Employee’s employment is terminated by the Company for Cause (as defined below), the Company may elect (but is not required to), by written notice thereof to Employee, within five (5) days of any such termination of Employee’s employment with the Company prior to a Change in Control (as defined below), to pay Employee severance as provided in and subject to the provisions of subsection 5(b) above.

(d)                                 Employee may terminate this Severance and Change in Control Agreement effective immediately upon notice thereof in writing to Company at any time while still employed within a sixty (60) calendar day period immediately following the effective date of any reduction by Company in (i) Employee’s level of responsibility or position from that held by Employee on the effective date of this Agreement, or (ii) Employee’s level of compensation, including retirement benefits in effect immediately prior to any such change.

(e)                                  The Employee acknowledges and agrees that the Company would be irreparably harmed by violations of Section 4 or Section 5(a) above, and in recognition thereof, the Company shall be entitled to an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

6.                                      Termination of Employment.  Upon and after termination of employment howsoever arising, Employee shall, upon request by Company:

(a)                                 immediately return to the Company all correspondence, documents, business calendars/diaries, or other property belonging to the Company which is in Employee’s possession;

(b)                                 immediately resign from any office Employee holds with the Company or any Affiliated Company; and

(c)                                  cooperate fully and in good faith with the Company in the resolution of all matters Employee worked on or was involved in during Employee’s employment with the Company.  Employee’s cooperation will include reasonable consultation by telephone.  Further, in connection therewith, Employee will, at Company’s request upon reasonable advance notice and subject to Employee’s availability, make Employee available to Company in person at Company’s premises, for testimony in court, or elsewhere; provided, however, that in such event, Company shall reimburse all Employee’s reasonable expenses and pay Employee a reasonable per diem or hourly stipend.

7.                                      Change in Control.

(a)                                 In the event a Change in Control of the Company occurs, and at any time during the eighteen (18) month period commencing on the date of the Change in Control either the Company terminates Employee’s employment for other than Cause or Disability, or Employee terminates Employee’s employment for Good Reason, in either case by written notice to the other party (including the particulars thereof), and having given the other party the opportunity to be heard with respect thereto, then:

(i)                                     The Company shall, within thirty (30) days following such termination of employment, pay to Employee, in a lump sum, a cash payment in an amount equal to the sum of (A) all base salary earned through the date of termination, (B) any annual cash bonus earned by Employee for the fiscal year of the Company most recently ended prior to the date of termination to the extend unpaid on the date of termination, (C) a prorata portion of the annual cash bonus, including the value of any restricted stock grant in lieu of annual cash bonus, Employee would have earned had Employee been employed by the Company on the last day of the fiscal year in which the date of termination occurs (as if all performance goals have been met at target level or, in the event the bonus is of the “discretionary” type, the bonus shall be based on a percentage of base salary which is not less than percentage of base salary received as bonus for the preceding fiscal year) that is applicable to the period commencing on the first day of such fiscal year and ending on the date of termination, and (D) any and all other benefits and amounts earned by Employee prior to the date of termination to the extent unpaid, all subject to applicable withholding.

(ii)                                  The Company shall, within thirty (30) days following such termination of employment, pay to Employee in a lump sum, a cash payment in an amount equal to two times Employee’s total compensation (base salary plus annual cash bonus) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation, subject to applicable withholding.

(iii)                               Employee and Employee’s dependents shall continue to be covered by, and receive employee welfare and executive fringe benefits (including but not limited to medical, dental, life, accident and disability insurance available to officers of the Company and additional executive retirement and other fringe benefits approved by the President and CEO of the Company) in accordance with the terms of the Company’s benefit plans and executive fringe benefit programs, for two (2) years following the date of termination, and at no less than the levels Employee and Employee’s dependents were receiving immediately prior to the Change in Control.  Employee’s dependents shall be entitled to continued benefits coverage pursuant to the preceding sentence for the balance of such two (2) year period in the event of Employee’s death during such period.  The period during which Employee and Employee’s dependents are entitled to continuation of group health plan coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall commence on the date next following the expiration of the aforementioned two (2) year period.

(iv)                              Notwithstanding any conditions or restrictions related to any Award granted to Employee under the AAR CORP. 2013 Stock Plan (or successor plan), (A) all performance opportunity restricted stock shares and units eligible for award hereunder shall be immediately awarded based on the higher of target or actual performance through the employment termination date using the latest data then available to determine goals applicable for the partial performance period, and all restrictions thereon shall be immediately released, and (B) all outstanding option grants, stock appreciation rights, restricted stock and restricted stock units granted or awarded under the Plan which have not then become vested or exercisable or which remain restricted, shall immediately become vested or exercisable and restrictions will lapse, as the case may be, and any such options shall remain exercisable for the full remaining life of the option(s).

(v)                                 The Company, at its expense, shall provide Employee with outplacement services of a nationally recognized outplacement firm of the Employee’s choosing until the earlier of (A) the Employee’s attainment of employment, or (B) the date eighteen (18) months from the date of Employee’s termination of employment; provided, however, that the cost of such outplacement services shall not exceed 3.5% of the cash payment due to Employee pursuant to subsection 7(a) (ii) above.

The amounts paid to Employee under this Change in Control provision applicable to Employee shall be considered severance pay in consideration of past service Employee has rendered to the Company and in consideration of Employee’s continued service from the date hereof to entitlement of those payments.

(b)                                 In the event that a Change in Control occurs, the Company will continue to provide SKERP retirement benefits to Employee and Employee’s spouse at no less than the level they are receiving or entitled to receive under the SKERP as it was in effect immediately prior to the Change in Control.

(c)                                  For purposes of this Agreement

(i)                                     “Change in Control” means the earliest of:

(A)                               any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors; or

(B)                               the effective time of (I) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (II) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(C)                               the election over any period of time to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (I) three (3) directors, or (II) directors constituting a majority of the number of directors of the Company then in office.

(ii)                                  “Good Reason” means:

(A)                               a material reduction in the nature or scope of Employee’s duties, responsibilities, authority, power or functions from those enjoyed by Employee immediately prior to the Change in Control, or a material reduction in Employee’s compensation (including benefits), occurring after the Change in Control; or

(B)                               a relocation of the primary place of employment of at least 50 miles.

(iii)                               “Disability” means a physical or mental condition which has prevented Employee from substantially performing Employee’s assigned duties for a period of 180 consecutive days and which is expected to continue to render Employee unable to substantially perform Employee’s duties on a full-time basis and otherwise meets the benefit eligibility requirements of the Company’s Long Term Disability Welfare Benefit Plan or any executive program in which Employee was a participant at the time of a Change in Control.  The Company will make reasonable accommodation for any disability of Employee as may be required by applicable law.  In the event of termination by the Company for Disability after a Change in Control, a good faith determination of the existence of a Disability shall be made by resolution of the Compensation Committee of the Board of Directors of the Company, in its sole discretion, setting forth the particulars of the Disability which shall be final and binding upon the Employee.  The Company may require the submission of such medical evidence as to the condition of the Employee as it may deem necessary in order to arrive at its determination of the occurrence of a Disability, and Employee will cooperate in providing any such information.  Employee will be provided with reasonable opportunity to present additional medical evidence as to the medical condition of Employee for consideration prior to the Board making its determination of the occurrence of a Disability.  Upon termination of Employment by Company for Disability after a Change in Control, Employee will receive

Disability payments pursuant to the Company’s short and long term Disability welfare benefit plans then in effect according to the terms of such plans and  continue to be eligible to participate in the Company’s medical, dental and life insurance programs then in effect and available to officers of the Company in accordance with their terms for a period of three (3) years from the date of such termination of this Agreement.

(iv)                              “Cause” means:

(A)                               Employee engages, during the performance of Employee’s duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

(B)                               Employee intentionally disobeys or disregards a lawful and proper direction of the Board or the Company; or

(C)                               Employee materially breaches the Agreement and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than ten (10) days following receipt by Employee of written notice from the Company specifying the nature of the breach and demanding the cure thereof.  For purposes of this clause (C), a material breach of the Agreement that involves inattention by Employee to Employee’s duties under the Agreement shall be deemed a breach capable of cure.

Without limiting the generality of the foregoing, the following shall not constitute Cause for the termination of employment of Employee or the modification or diminution of any of Employee’s authority hereunder:

(X)                               any personal or policy disagreement between Employee and the Company or any member of the Board;

(Y)                               any action taken by Employee in connection with Employee’s duties hereunder, or any failure to act, if Employee acted or failed to act in good faith and in a manner Employee reasonably believed to be in and not opposed to the best interest of the Company and Employee had no reasonable cause to believe Employee’s conduct was unlawful; or

(Z)                                termination of Employee’s employment for overall unsatisfactory performance (including, but not limited to, failure to meet financial goals).

Termination for Cause shall be limited to a good faith finding by resolution of the Compensation Committee of the Board, setting forth the particulars thereof.  Any such action shall be taken at a regular or specially called meeting of the Compensation Committee of the Board, after a minimum ten (10) days’ notice thereof to Employee, with termination of Employee’s employment with the Company for Cause listed as an agenda item.  Employee will be given a reasonable opportunity to be heard at such meeting with counsel present if Employee desires.  Any such resolution shall be final and binding.

Upon termination of employment by Company for Cause, no further compensation or benefits shall accrue or be payable to Employee by the Company, except for any compensation, bonus or other benefits which have accrued to Employee prior to the date of any such termination.

Nothing herein shall be construed to prevent the Company from terminating Employee’s employment at any time for any reason or for no reason.

(d)                                 The Company will pay reasonable legal/attorney’s fees (including court costs and other costs of litigation) incurred by Employee in connection with enforcement of any right or benefit under this Agreement.

(e)                                  If in connection with the Change in Control or other event Employee would be or is subject to an excise tax under Section 4999 of the Internal Revenue Code (an “Excise Tax”) with respect to any cash, benefits or other property received, or any acceleration of vesting of any benefit or award (the “Change in Control Benefits”), Employee may elect to have the Change in Control Benefits otherwise payable under this Agreement reduced to the largest amount payable without resulting in the imposition of such Excise Tax.  Within 15 days after the occurrence of the event that triggers the Excise Tax, a nationally recognized accounting firm selected by the Company shall make a determination as to whether any Excise Tax would be reported with respect to the Change in Control Benefits and, if so, the amount of the Excise Tax, the total net after-tax amount of the Change in Control Benefits (after taking into account federal, state and local income and employment taxes and the Excise Tax) and the amount of reduction to the Change in Control Benefits necessary to avoid such Excise Tax.  Any reduction to the Change in Control Benefits shall first be made from any cash benefits payable pursuant to this Agreement, if any, and thereafter, as determined by Employee, and the Company shall provide Employee with such information as is necessary to make such determination.  The Company shall be responsible for all fees and expenses connected with the determinations by the accounting firm pursuant to this Section 10(e).  Employee agrees to notify the Company in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against Employee and to cooperate with the Company in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”).  Employee agrees not to settle any Proposed Assessment without the consent of the Company.  If the Company does not consent to allow Employee to settle the Proposed Assessment, within 30 days following such demand therefor, the Company shall indemnify and hold harmless Employee with respect to any additional taxes, interest and/or penalties that Employee is required to pay by reason of the delay in finally resolving Employee’s tax liability (such indemnification to be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which Employee makes such remittance).

8.                                      Changes in Business.  The Company, acting through its Board of Directors, will at all times have complete control over the Company’s business and retirement and other employee health and welfare benefit plans (“Plans”).  Without limiting the generality of the foregoing, the Company may at any time or times change or discontinue any or all of its present or future operations or Plans (subject to their terms), may close or move any one or more of its divisions or offices, may undertake any new servicing or sales operation, may sell any one or more of its divisions or offices to any company not controlled, directly or indirectly, by the Company or may take any and all other steps which its Board of Directors, in its exclusive judgment, shall deem desirable, and Employee shall have no claim or recourse against the Company, its officers, directors or employees by reason of such action except for enforcement of the provisions of Sections 5 and 7 of this Agreement.

9.                                      Severance Payment as Sole Obligation.  Except as expressly provided in Sections 5 and 7 above, no further compensation, payments, liabilities or benefits shall accrue or be payable to Employee upon or as a result of termination of Employee’s employment for any reason whatsoever except for any compensation, bonus or other benefits which accrued to Employee prior to the date of employment termination.

The amounts paid to the Employee under Section 5 and 7 of this Agreement shall be considered severance pay in consideration of past services Employee has rendered to the Company and in consideration of Employee’s continued service from the date hereof to entitlement to those payments.

10.                               Notices.  Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be delivered personally, or via United States mail, overnight delivery or facsimile transmission to the addresses listed below:

(a)                                 If to the Company, to:

AAR CORP.

1100 N. Wood Dale Road

Wood Dale, Illinois   60191

Attention:  Chief Executive Officer

With a copy to:

AAR CORP.

1100 N. Wood Dale Road

Wood Dale, Illinois   60191

Attention:  General Counsel

Fax No.:  630-227-2058

(b)                                 If to Employee, to:

Sean M. Gillen

743 8th Street

Wilmette, IL 60091

or to such other address as either party may from time to time designate by notice to the other.  Each notice shall be effective when such notice and any required copy are delivered to the applicable address.

11.                               Non-Assignment.

(a)                                 The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Employee, and any attempted unpermitted assignment shall be null and void and without further effect; provided, however, that, upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into or the combination with another corporation or other business entity, or upon the liquidation or dissolution of the Company, this Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, or the shareholder effecting such liquidation or dissolution, as the case may be.  After any such transaction, the term Company in this Agreement shall refer to the entity which conducts the business now conducted by the Company.  The provisions of this Agreement shall be binding upon and inure to the benefit of the estate and beneficiaries of Employee and upon and to the benefit of the permitted successors and assigns of the parties hereto.

(b)                                 The Employee agrees on behalf of Employee, Employee’s heirs, executors and administrators, and any other person or person claiming any benefit under Employee by virtue of this Agreement, that this Agreement and all rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or by any beneficiary, heir, executor, administrator or other person claiming under the Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process.  Any attempted assigned, transfer, pledge or hypothecation or any other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions or the levy or any execution, attachment or similar process thereon shall be null and void and without further effect.

12.                               Severability.  If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

13.                               Construction.  Careful scrutiny has been given to this Agreement by the Company, Employee, and their respective legal counsel.  Accordingly, the rule of construction that the ambiguities of the contract shall be resolved against the party which caused the contract to be drafted shall have no application in the construction or interpretation of this Agreement or any clause or provision hereof.

14.                               Entire Agreement. This Agreement as amended and restated herein and the other agreements referred to herein set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.

15.                               Waiver.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing signed by Employee and an authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.                               Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles.

17.                               Execution.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which shall constitute but one and the same Agreement.

18.                               Provisions Regarding Code §409A.

(a)                                 If at the time of Employee’s termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. § 1.409A-1(i), any amounts payable to Employee pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following Employee’s termination of employment, or if earlier, Employee’s subsequent death.

(b)                                 Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code are subject to the following restrictions:  (i) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to Employee during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (ii) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.

(c)                                  Employee’s right to receive installment payments pursuant to this Agreement shall be treated as the right to receive a series of separate and distinct payments.

WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

Employer:

AAR CORP.

/s/ John M. Holmes
By:	John M. Holmes
Title:	President and Chief Executive Officer

Employee:

/s/ Sean M. Gillen
Sean M. Gillen